Exhibit 99.1

ASGN Incorporated Reports Fourth Quarter and Full Year 2019 Results

CALABASAS, Calif.--(BUSINESS WIRE)-- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of IT and professional services in the technology, digital, creative, engineering, life sciences and government sectors, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Highlights

•	Revenues were $1.0 billion, up 10.3 percent over the fourth quarter of 2018.

•
Net income was $39.3 million ($0.74 per diluted share), down from $45.9 million ($0.86 per diluted share) in the fourth quarter of 2018. Net income included a write-off of deferred loan costs of $18.9 million ($13.9 million after income taxes) related to the restructuring of the Company's Senior Credit Facility in November. Excluding this charge, net income was $53.2 million ($0.99 per diluted share).

•	Adjusted Net Income (a non-GAAP Measure) was $68.3 million ($1.28 per diluted share), up from $60.8 million ($1.14 per diluted share) in the fourth quarter of 2018.

•	Adjusted EBITDA (a non-GAAP Measure) was $116.2 million, up from $109.1 million in the fourth quarter of 2018.

•	Acquired Intersys Consulting, LLC ("Intersys") on October 17, 2019 for $67.0 million in cash and it is now part of the consulting practice of the Apex Segment.

•	Issued $550.0 million of 4.625 percent senior notes due 2028. Proceeds from the offering were used to pay down other senior debt.

•	Amended the term loan facility due 2025 to reduce the interest rate by 25 basis points and increased the borrowing capacity under revolving credit facility to $250.0 million.

•	Acquired Blackstone Federal on January 24, 2020, for $85 million in cash and it is now part of ASGN’s ECS government IT solutions and services segment.

Management Commentary

“We are very pleased with our financial results for 2019, with revenues for the fourth quarter and full year improving double digits year-over-year, and all numbers reported for the fourth quarter meeting or exceeding our guidance,” said ASGN President and Chief Executive Officer, Ted Hanson. “Driving this strong performance was ASGN’s continued ability to quickly and effectively meet our customers’ evolving needs by providing cutting-edge solutions for some of the most crucial and complex IT challenges today. Our growth over the past year was also driven by the successful completion of several strategic, tuck-in acquisitions, namely DHA and Intersys, which fit with our longer-term strategy of providing higher-end, higher-margin consulting services to our commercial and government clients.”

“During 2019, we continued to adhere to our balanced capital allocation approach between investing in our organic growth, repurchasing our common shares and making strategic acquisitions. Key to our ability to follow this disciplined strategy was our strong cash flow generation. In 2019, cash flows from operating activities totaled $313.2 million, of which $83.2 million was used to pay down our debt, $32.7 million was used for capital expenditures, $20.0 million was used to repurchase our common stock and $116.4 million was used to acquire two businesses. We also added $53.4 million in cash to our balance sheet.”

“During the quarter," Mr. Hanson continued, "we improved our capital structure with the issuance of $550.0 million of 4.625 percent senior notes that lengthened our debt tenor by approximately 2.3 years. We also restructured our senior credit facilities, in which we reduced the interest rate on our term loan B facility by 25 basis points and increased the borrowing capacity under our revolving credit facility to $250.0 million. These actions, along with our strong financial performance in the fourth quarter, provide us strong momentum as we enter 2020. We are very well positioned to execute upon our strategy and provide significant value to our customers, to our employees and to our shareholders this year and in the years to come.”

Fourth Quarter 2019 Financial Results

Revenues were $1.0 billion, up 10.3 percent year-over-year (up 10.4 percent on a same "Billable Days" and "Constant Currency" basis), reflecting high growth from the Apex and ECS segments, which both grew well above market rates for the quarter. Revenues from ECS exceeded expectations for the quarter mainly related to $34.4 million from the purchase of third-party software licenses under a cost reimbursable contract. These purchases, which were expected to occur at various dates in 2020, were made in December 2019 at the direction of the customer to take advantage of favorable pricing and terms. Excluding these purchases, consolidated revenues would have been approximately $990.8 million, up 6.6 percent year-over-year.

Gross profit was $289.5 million, up $17.6 million, or 6.5 percent year-over-year. Gross margin was 28.2 percent compared with 29.2 percent in the fourth quarter of last year. The lower gross margin reflected higher growth at Apex Systems and ECS than the Company's higher-margin operating divisions and a year-over-year decline in permanent placement revenues.

Selling, general and administrative (“SG&A”) expenses were $195.5 million (19.1 percent of revenues), compared with $183.6 million (19.7 percent of revenues) in the fourth quarter of 2018. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $3.9 million, compared with $1.7 million in the fourth quarter of 2018.

Amortization of intangible assets was $12.3 million, down from $13.8 million in the fourth quarter of 2018. The decrease was due to the accelerated amortization method of certain acquired intangibles, which have high amortization rates at the beginning of their useful lives.

Interest expense was $11.7 million, down from $14.3 million in the fourth quarter of 2018. During the quarter, the Company issued $550.0 million of 4.625 percent senior notes due 2028 and amended its senior credit facility. ASGN used the proceeds from the offering to pay down borrowings under its term loan B facilities and its revolving credit facility. Interest expense for the quarter was comprised of (i) $7.8 million of interest on the credit facility, (ii) $2.8 million of interest on the senior notes and (iii) $1.1 million of amortization of deferred loan costs. The Company also wrote-off deferred loan costs totaling $18.9 million related to repayment of all loans under the term facility due 2022 and partial repayment of the outstanding loans under the term loan facility due 2025.

ASGN's effective income tax rate for the quarter was 22.9 percent, compared with the Company's guidance estimate of 27.0 percent. The lower-than-expected tax rate was the result of certain favorable discrete items in the quarter, including excess tax benefits from stock based compensation, which are not included in guidance, a one-time benefit related to a state tax planning initiative and lower state income taxes for 2018 than previously accrued.

Net income was $39.3 million ($0.74 per diluted share), compared with $45.9 million ($0.86 per diluted share) in the fourth quarter of 2018. Net income included the after tax effects of the $18.9 million write-off of deferred loan costs.

Adjusted Net Income (a non-GAAP measure) was $68.3 million ($1.28 per diluted share), compared with $60.8 million ($1.14 per diluted share) in the fourth quarter of 2018. Adjusted EBITDA (a non-GAAP measure) was $116.2 million, up from $109.1 million in the fourth quarter of 2018. Cash flows from operating activities were $81.4 million and free cash flow (a non-GAAP measure) was $71.5 million. Reconciliations between GAAP and non-GAAP measures are included in this release.

First Quarter 2020 Financial Estimates

ASGN is providing financial estimates for the first quarter of 2020. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets which ASGN serves. These estimates also assume no significant change in current foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in the tables at the end of this release.

•	Revenues of $990.0 million to $1.0 billion

•	Gross margin of 28.1 percent to 28.4 percent

•	SG&A expenses (excludes amortization of intangible assets) of $196.7 million to $197.5 million (includes $8.1 million in depreciation and $9.0 million in stock-based compensation expense)

•	Amortization of intangible assets of $12.2 million

•	Interest expense of $11.3 million

•	Effective tax rate of 27.1 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $42.3 million to $45.9 million

•	Earnings per diluted share of $0.79 to $0.86

•	Diluted shares outstanding of 53.5 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $100.0 million to $105.0 million

•	Adjusted Net Income (a non-GAAP measure) of $54.4 million to $58.1 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.02 to $1.09
_______________

(1)	Depreciation of $1.4 million included in costs of services and depreciation of $8.1 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.1 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather.

For the first quarter, the number of "Billable Days" is estimated to be 63.0, one additional day than the first quarter of last year. Each Billable Day (Apex and Oxford combined) is approximately $10.0 million in Assignment Revenues.

The guidance includes estimated revenues of $8.5 million and Adjusted EBITDA of $1.4 million from Blackstone Federal from the date of its acquisition on January 24, 2020. As previously announced, Blackstone Federal generated revenues of approximately $44.0 million in 2019 and is expected to grow over 10 percent in 2020 as well as generate EBITDA margins in the mid-teens. Blackstone Federal is part of the ECS Segment and due to its size, the pre-acquisition results of that company are not included in ASGN's pro forma results. Further, because of its integration into the ECS Segment, separate tracking and reporting of the financial results of Blackstone Federal will not occur in future reporting periods.

The above estimates also include the effects of the payroll tax reset, which occurs at the beginning of each year. These annual resets cause, among other things, lower gross and Adjusted EBITDA margins in the first quarter of the year.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EST to review its financial results for the fourth quarter. The dial-in number is 877-407-0792 (+1-201-689-8263 for callers outside the United States) and the conference ID number is 13698106. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning February 12, 2020 at 8:00 p.m. EST until midnight on February 26, 2020. The access number for the replay is 844-512-2921 (+1-412-317-6671 outside the United States) and the conference ID number is 13698106.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions. Our mission is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. For more information, visit us at asgn.com.
Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the April 2, 2018 acquisition of ECS had occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures. Pro forma information in this press release does not include pre-acquisition information for DHA, Intersys or Blackstone Federal due to their size.

EBITDA (earnings before interest, write-off of loan costs, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of intangible assets and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, write-off of intangible assets, impairment charges, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31,2019, June 30, 2019 and September 30, 2019 as filed with the SEC on May 10, 2019, August 8, 2019 and November 8, 2019. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018

Revenues	$1,025.2	$929.7	$1,002.7	$3,923.9	$3,399.8
Costs of services	735.7	657.7	711.3	2,793.9	2,376.1
Gross profit	289.5	272.0	291.4	1,130.0	1,023.7
Selling, general and administrative expenses	195.5	183.6	188.6	770.3	705.0
Amortization of intangible assets	12.3	13.8	11.9	51.1	58.5
Operating income	81.7	74.6	90.9	308.6	260.2
Interest expense	(11.7)	(14.3)	(12.7)	(52.9)	(56.0)
Write-off of loan costs	(18.9)	—	—	(18.9)	—
Income before income taxes	51.1	60.3	78.2	236.8	204.2
Provision for income taxes	11.8	14.3	20.7	62.0	46.2
Income from continuing operations	39.3	46.0	57.5	174.8	158.0
Loss from discontinued operations, net of tax	—	(0.1)	(0.1)	(0.1)	(0.3)
Net income	$39.3	$45.9	$57.4	$174.7	$157.7

Per share income from continuing operations and net income:
Basic	$0.75	$0.88	$1.09	$3.31	$3.02
Diluted	$0.74	$0.86	$1.08	$3.28	$2.98

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.8	52.5	52.8	52.8	52.3
Diluted	53.5	53.2	53.4	53.4	53.1

SEGMENT FINANCIAL INFORMATION (Unaudited)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018	2018
Revenues:			Reported		Pro Forma
Apex:
Assignment	$628.6	$590.7	$2,463.6	$2,244.5	$2,244.5
Permanent placement	12.7	13.9	56.4	55.8	55.8
	641.3	604.6	2,520.0	2,300.3	2,300.3
Oxford:
Assignment	131.6	129.9	522.7	516.0	516.0
Permanent placement	18.8	21.3	83.0	90.5	90.5
	150.4	151.2	605.7	606.5	606.5

ECS	233.5	173.9	798.2	493.0	642.1

Consolidated:
Assignment	760.2	720.6	2,986.3	2,760.5	2,760.5
Permanent placement	31.5	35.2	139.4	146.3	146.3
ECS	233.5	173.9	798.2	493.0	642.1
	$1,025.2	$929.7	$3,923.9	$3,399.8	$3,548.9
Percentage of total revenues:
Apex	62.6%	65.0%	64.2%	67.7%	64.8%
Oxford	14.6%	16.3%	15.5%	17.8%	17.1%
ECS	22.8%	18.7%	20.3%	14.5%	18.1%
	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	74.1%	77.5%	76.1%	81.2%	77.8%
Permanent placement	3.1%	3.8%	3.6%	4.3%	4.1%
ECS	22.8%	18.7%	20.3%	14.5%	18.1%
	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.6%	95.6%	95.5%	95.4%	95.5%
Foreign	4.4%	4.4%	4.5%	4.6%	4.5%
	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$190.6	$181.8	$746.0	$687.9	$687.9
Oxford	59.6	61.6	242.9	248.9	248.9
ECS	39.3	28.6	141.1	86.9	113.6
Consolidated	$289.5	$272.0	$1,130.0	$1,023.7	$1,050.4
Gross margin:
Apex	29.7%	30.1%	29.6%	29.9%	29.9%
Oxford	39.6%	40.7%	40.1%	41.0%	41.0%
ECS	16.8%	16.5%	17.7%	17.6%	17.7%
Consolidated	28.2%	29.2%	28.8%	30.1%	29.6%

SELECTED CASH FLOW INFORMATION (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash provided by operating activities	$81.4	$63.8	$313.2	$287.4
Capital expenditures	(9.9)	(6.6)	(32.7)	(28.7)
Free cash flow (non-GAAP measure)	$71.5	$57.2	$280.5	$258.7

Cash used in investing activities	$(77.7)	$(6.2)	$(149.1)	$(788.7)
Cash provided by (used in) financing activities	$23.5	$(56.1)	$(110.5)	$507.8

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF DECEMBER 31, 2019 AND DECEMBER 31, 2018
(In millions)

	2019	2018
	(Unaudited)
Cash and cash equivalents	$95.2	$41.8
Accounts receivable, net	648.7	613.8
Total current assets	791.5	686.3
Goodwill and intangible assets, net	1,963.4	1,909.8
Total assets	2,941.4	2,687.8
Total current liabilities	340.9	308.2
Working capital	450.6	378.1
Long-term debt	1,032.3	1,100.4
Other long-term liabilities	192.0	97.1
Stockholders’ equity	1,376.2	1,182.1

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE) AND
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$39.3	$45.9	$174.7	$157.7
Loss from discontinued operations, net of tax	—	0.1	0.1	0.3
Interest expense	11.7	14.3	52.9	56.0
Write-off of loan costs	18.9	—	18.9	—
Provision for income taxes	11.8	14.3	62.0	46.2
Depreciation	10.1	9.9	40.1	36.5
Amortization of intangible assets	12.3	13.8	51.1	58.5
EBITDA (non-GAAP measure)	104.1	98.3	399.8	355.2
Stock-based compensation	8.2	9.1	39.3	31.5
Write-off of intangible assets	—	—	3.3	—
Acquisition, integration and strategic planning expenses	3.9	1.7	6.6	16.6
Adjusted EBITDA (non-GAAP measure)	$116.2	$109.1	$449.0	$403.3

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$39.3	$45.9	$174.7	$157.7
Loss from discontinued operations, net of tax	—	0.1	0.1	0.3
Write-off of loan costs	18.9	—	18.9	—
Credit facility amendment expenses	—	—	—	6.2
Write-off of intangible assets	—	—	3.3	—
Acquisition, integration and strategic planning expenses	3.9	1.7	6.6	16.6
Tax effect on adjustments	(6.0)	(0.5)	(7.5)	(6.0)
Non-GAAP net income	56.1	47.2	196.1	174.8
Amortization of intangible assets	12.3	13.8	51.1	58.5
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.1)	(0.2)	(0.9)	(1.0)
Adjusted Net Income (non-GAAP measure)(1)	$68.3	$60.8	$246.3	$232.3

Per diluted share:
Net income	$0.74	$0.86	$3.28	$2.98
Adjustments	0.54	0.28	1.33	1.40
Adjusted Net Income (non-GAAP measure)(1)	$1.28	$1.14	$4.61	$4.38

Weighted average common and common equivalent shares outstanding (diluted)	53.5	53.2	53.4	53.1

(1) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings currently total $7.1 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction from the amortization of goodwill and trademarks.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q4 2019	Q3 2019	Q4 2018
Firm-fixed-price	25.8%	31.2%	23.1%
Time and materials	28.8%	33.2%	30.1%
Cost reimbursable	45.4%	35.6%	46.8%

MIX OF REVENUES BY CUSTOMER

	Q4 2019	Q3 2019	Q4 2018
Department of Defense and Intelligence Agencies	59.0%	54.6%	65.5%
Federal Civilian	34.3%	39.8%	27.2%
Commercial and Other	6.7%	5.6%	7.3%

CONTRACT BACKLOG(2) (In millions)

	December 31, 2019	September 30,2019
Funded Contract Backlog(3)	$488.4	$494.3
Negotiated Unfunded Contract Backlog(4)	2,082.7	2,200.0
Total Contract Backlog	$2,571.1	$2,694.3

BOOK-TO-BILL RATIO(5)

	Year Ended December 31, 2019	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Book-to-bill ratio	2.1 to 1	0.5 to 1	4.6 to 1	1.9 to 1	1.5 to 1

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost reimbursable contracts provide for reimbursement of direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. Contract backlog is segregated into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts, which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

(5)	The book-to-bill ratio was calculated as the sum of the change in total contract backlog during the period plus revenues for the period, divided by revenues for the period.

FINANCIAL ESTIMATES FOR Q1 2020
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$42.3	$45.9
Interest expense	11.3	11.3
Provision for income taxes(2)	15.7	17.1
Depreciation(3)	9.5	9.5
Amortization of intangible assets	12.2	12.2
EBITDA (non-GAAP measure)	91.0	96.0
Stock-based compensation	9.0	9.0
Adjusted EBITDA (non-GAAP measure)	$100.0	$105.0

	Low	High
Net income(1)(2)	$42.3	$45.9
Amortization of intangible assets	12.2	12.2
Other	(0.1)	—
Adjusted Net Income (non-GAAP measure)(4)	$54.4	$58.1

Per diluted share:
Net income	$0.79	$0.86
Adjustments	0.23	0.23
Adjusted Net Income (non-GAAP measure)(4)	$1.02	$1.09

Weighted average common and common equivalent shares outstanding (diluted)	53.5	53.5

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Includes $8.1 million of depreciation in SG&A expenses and $1.4 million of depreciation in costs of services.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.1 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

Contact:
Ed Pierce
Chief Financial Officer
(818) 878-7900